                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-33792) and related Prospectus of CytRx Corporation for the registration of 2,606,092 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2000, except for Note 13, paragraphs 10 and 11, as to which the date is June 15, 2000 with respect to the restated consolidated financial statements and schedule of CytRx Corporation included in its Current Report on Form 8-K dated June 18, 2000, filed with the Securities and Exchange Commission.


                                         /s/ ERNST & YOUNG LLP


Atlanta, Georgia
June 21, 2000